Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”), dated effective as of May 15, 2019 (the “Termination Date”), confirms the following understandings and agreements between CorePoint Lodging Inc. (the “Company”) and John Cantele (hereinafter referred to as “you” or “your”).

WHEREAS, you are currently serving as the Executive Vice President and Chief Operating Officer of the Company;

WHEREAS, your employment with the Company and/or its direct and indirect parent(s), subsidiaries, and affiliates will terminate effective as of the Termination Date; and

WHEREAS, your receipt of the payments and benefits provided pursuant to Section 3(b) of the CorePoint Lodging Inc. Executive Severance Plan, as it may be amended from time to time (the “Severance Plan”), other than the Accrued Obligations (as defined in the Severance Plan), is conditioned upon you first executing and delivering to the Company, and not revoking, a release of claims, and your continued compliance with the Non-Interference Agreement (as defined below).

NOW, THEREFORE, in consideration of the promises set forth herein, you and the Company agree as follows:

1.Employment Status and Separation Payments.

(a)You acknowledge your separation from employment with the Company and its direct and indirect parent(s) and subsidiaries and affiliates (collectively, with the Company, the “Company Group”) is effective as of the Termination Date, and as of the Termination Date you will not represent yourself as being an employee of the Company or any other member of the Company Group.  As of the Termination Date, you will no longer be an employee, officer or director of the Company Group and you shall neither take official action in the name or on behalf of the Company Group nor have the authority to bind the Company Group after the Termination Date.  You further agree to execute and deliver to the Company such documents concerning such separation from employment (and any related service) as may be reasonably requested by the Company Group.

(b)In accordance with the Severance Plan, the Company agrees that it will treat, for purposes of your participation in the Severance Plan, your termination as a Qualifying Event Covered Termination (as such term is defined in the Severance Plan).  Consistent therewith, Exhibit A, attached hereto, summarizes the payments and benefits you will receive as a result of such Qualifying Event Covered Termination (other than the Accrued Obligations).

(c)The Company agrees that it will treat, for purposes of your participation in the CorePoint Lodging Inc. 2018 Omnibus Incentive Plan, as it may be amended from time to time (the “2018 Plan”), your termination of employment as described herein as if you are being terminated by the Company without “Cause” (such termination, a “Good Leaver Termination Event”).  Consistent therewith, Exhibit B, attached hereto, summarizes the treatment applicable to your equity awards as a result of such Good Leaver Termination Event (the payments and benefits described in paragraphs 1(b) and 1(c), the “Severance Benefits”).

(d)Subject to the provisions of paragraph 2 and your other rights referenced in this Agreement, you acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 1 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to, any alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s)).

(e)The payments due to you under this paragraph 1 shall be subject to reduction to satisfy all applicable federal, state and local withholding tax obligations.

2.Release and Waiver of Claims.

(a)As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b)You, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective as of the date hereof, do fully and forever release, remise and discharge the Company and any other member of the Company Group, and their respective current and former affiliates, together with their respective current and former officers, directors, partners, members, fiduciaries, counsel, employees, agents, executors, administrators, successors and assigns (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation; provided, however, that you, your heirs, administrators, executors and assigns do not forfeit or release any rights under this Agreement or any legal claims or causes of action arising out of actions allegedly taken by any member of the Company Parties after the date of your execution of this Agreement.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.  The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(c)By executing this Agreement, you specifically release all claims against the Company Parties through the date hereof relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans, subject to paragraphs 2(d) and 2(e) and your other rights under this Agreement.

(d)Notwithstanding the foregoing and any other provision in this Agreement, nothing in this Agreement shall be a waiver or release of: (i) your rights with respect to this Agreement, its enforcement or breach, or payment of amounts under this Agreement, (ii) your right to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including your rights to elect COBRA coverage), (iii) any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the ADEA that arise after the date of this Agreement, or (iv) your right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage.

(e)Nothing in this Agreement precludes you from filing, or precludes you from obtaining the benefits offered to you in this Agreement for having filed, an administrative charge of discrimination or an administrative charge within the jurisdiction of either the National Labor Relations Board or the Equal Employment Opportunity Commission (or other similar state or local agency) (“EEOC”). Additionally, nothing in this Agreement prohibits or impedes you from filing a charge or complaint, or communicating, with any federal, state or local government or law enforcement office, official or agency (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any such Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that (i) in each case, such communications and disclosures are consistent with applicable law, relevant to the possible violations, and (ii) the information subject to such disclosure was not obtained by you through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise.  You are not required to give prior notice to (or get prior authorization from) the Company regarding any such protected communication or disclosure.  Notwithstanding the foregoing, you understand that the Company does not authorize the waiver of the attorney-client privilege or work product protection or any other privilege or protection belonging to the Company.  With the exception of any of the foregoing claims, complaints or communications described in paragraph 2(d) and this paragraph 2(e), you affirm that you have neither filed or caused to be filed, and presently are not a party to, any claim, complaint, or action against the Company in any forum or form, nor have you purported to assign any claim or part thereof which is released herein.  Other than a benefit or remedy pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other provision of federal or state law pertaining to whistleblower incentives and protection, you promise never to seek or accept any damages, remedies, or other relief for yourself personally (any right to which you hereby waive and promise never to seek or accept) with respect to any claim included in this paragraph 2(e), in any proceeding, including but not limited to, any EEOC proceeding.

(f)You acknowledge and agree that by virtue of the foregoing, and subject to your rights referenced in paragraphs 2(d) and 2(e) and otherwise in this Agreement, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph 2.  Therefore, and subject to your rights referenced in paragraphs 2(d) and 2(e) and otherwise in this Agreement, you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

3.Knowing and Voluntary Waiver.  You expressly acknowledge and agree that you:

(a)Are able to read the language, and understand the meaning and effect, of this Agreement;

(b)Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c)Understand that, by entering into this Agreement, you do not waive rights or claims under ADEA that may arise after the date you execute this Agreement;

(d)Had or could have the entire Review Period in which to review and consider this Agreement and the information set forth in Exhibit C, attached hereto, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

(e)Were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(f)Have signed this Agreement knowingly and voluntarily.

4.No Suit.  With the exception of any of the claims, complaints or communications described in paragraphs 2(d) and 2(e), you represent and warrant that you have not previously filed, and, to the maximum extent permitted by law, agree that you will not file a complaint, charge or lawsuit against any of the Company Parties for any of the claims released herein.

5.Binding Nature, Successors and Assigns.  The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and the Company Group’s successors and assigns.  The provisions hereof shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns, as applicable, and the Company Group’s executors, administrators, legal representatives, successors and assigns, as applicable.

6.Severability.  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

7.Cooperation.  You agree that, after the Termination Date, you shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company; provided, however, that such cooperation shall not materially and adversely affect you or expose you to an increased probability of civil or criminal litigation.  Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  After the Termination Date, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company.  The Company shall reimburse you for reasonable  costs and expenses incurred in connection with your performance under this paragraph 7, including, but not limited to, reasonable attorneys’ fees and costs.

8.Restrictive Covenants.  You acknowledge and agree that you will remain subject to any restrictive covenants contained in any confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement entered into between you and the Company Group, including, for the avoidance of doubt, those covenants set forth in the Confidentiality, Non-Interference and Invention Assignment Agreement you executed in connection with your participation in the Severance Plan, a copy of which is attached hereto as Exhibit D (the “Non-Interference Agreement”).  You affirm that prior to the date of this Agreement, you have complied in all respects with the foregoing restrictions.

9.Return of Property.  You agree that you will, promptly following the Termination Date, return to the Company all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code.  You may retain your Company-provided computer and cellular telephone (including telephone number) and other home office equipment; provided, that you provide such items to the Company to remove all proprietary and/or confidential information and documents in any form belonging to the Company Group on the Termination Date.

10.Non-Admission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group.

11.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart.  This Agreement may be executed either by original or facsimile, either of which will be equally binding.

12.Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.  Nothing in this Agreement is intended to amend or alter any of your rights relating to your equity holdings in the Company or the Severance Benefits, including under the 2018 Plan or the Severance Plan, and your rights will, to the extent applicable, expressly survive the execution of this Agreement in accordance with the terms thereof and with the terms of this Agreement.

13.Governing Law; Jurisdiction.  EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF TEXAS, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.

14.Opportunity for Review; Acceptance.  You have through the forty-fifth (45th) day following the date hereof (the “Review Period”) to review and consider this Agreement.  To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of this Agreement to the Company, to the attention of the Company’s General Counsel.  Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable until after the expiration of a period of seven (7) calendar days following the date of its execution (the “Revocation Period”), during which time you may revoke your acceptance of this Agreement by notifying the General Counsel, in writing, via facsimile at (972) 893-3499.  To be effective, such revocation must be sent to the Company no later than 5:00 p.m. (Central Time) on the seventh (7th) calendar day following its execution.  Provided that this Agreement is executed and you do not revoke it, the eighth (8th) day following the date on which this Agreement is executed shall be its effective date (the “Effective Date”).  In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, or if you otherwise revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder.

***

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COREPOINT LODGING Inc.

By:/s/ Mark Chloupek

Name: Mark Chloupek
Title: Executive Vice President and
          General Counsel
Date: May 13, 2019

[Signature Page to Separation and Release Agreement]

/s/ John Cantele

John Cantele

Date: May 13, 2019

[Signature Page to Separation and Release Agreement]

EXHIBIT A

Severance Plan Obligations

All capitalized terms used in this Exhibit A that are not defined herein will have the meaning set forth in the Severance Plan.

Qualifying Event Covered Termination Severance Calculation:

(Pro Rata Bonus plus Two Times the Sum of Base Salary and Target Bonus)

Pro Rata Bonus	$212,437.50
Cash Severance Amount
2X Base Salary:	$1,019,700
2X Target Bonus:	$1,019,700
Total Cash Severance Amount	$2,039,400
Total Payments	$2,251,837.50

Timing of Payment:

The Pro Rata Bonus will be paid concurrently with the cash bonus payments to other similarly situated employees under the Annual Bonus Program (but in all events prior to March 15 of the calendar year immediately following the calendar year in which the Qualifying Event Covered Termination occurred).  The Cash Severance Amount shall be made in a lump-sum cash payment within 60 days following the Qualifying Event Covered Termination.

Welfare Continuation

The Company shall provide Welfare Continuation for 24 months following the Qualifying Event Covered Termination.

Outplacement Benefit

The Company shall pay, or reimburse, professional outplacement services up to a maximum of $10,000 within the three-year period following the Qualifying Event Covered Termination.

EXHIBIT B

Treatment Applicable to Equity Awards1

Equity Award	Treatment of Equity Award
Substitute Awards
Substitute Award (2017 PSU)	15,923 shares vest
Substitute Award (2017 Restricted Stock)	4,898 shares vest
Spin-Off Equity Awards
Restricted Stock (3-Year FIG)	37,648 shares vest
Restricted Stock (4-Year FIG)	37,648 shares vest
Spin-Off Restricted Stock Award (Time-Based)	10,757 shares vest
2019 Annual Awards
Restricted Stock Award (Time-Based)	11,451 shares vest
Performance Stock Unit Award (LTIP)	2,997 shares remain eligible to vest pursuant to the terms of the applicable award agreement.
Performance Stock Unit Award (Retention)	555 shares remain eligible to vest pursuant to the terms of the applicable award agreement.

[1]	Note: The chart in this Exhibit B does not include shares which will vest in respect of dividends underlying vested restricted stock awards granted prior to 2019.

EXHIBIT C

Disclosures Pursuant to the Older Workers Benefit Protection Act

As required by the Older Workers Benefit Protection Act, the Company is providing you with the following information.

1.All employees in the Company’s Asset Management group who are officers or senior management and all employees in the Company’s Investor Relations group (together, the “Decisional Unit”) were eligible and considered for this separation program.

2.The persons whose employment with the Company is being terminated on May 15, 2019 are those who have been selected for the program.

3.Employees selected for the program have forty-five (45) days from the date of their receipt of this proposed Separation and Release Agreement to participate by signing and returning the General Release.  Employees who choose to sign the Release shall have seven (7) days after signing and returning it to the Company to revoke it by delivering a signed revocation notice to the Company as provided in the Separation and Release Agreement.

4.The job titles and ages of all individuals selected for the program and all individuals in the same job titles not selected for the program are as follows:

Job Title	Age	No. Selected	No. Not Selected
Executive Vice President and Chief Operating Officer	58	1	0
Senior Vice President, Commercial Services	53	1	0
Senior Vice President, Asset Management	65	0	1
Senior Vice President, Investments and Finance	36	0	1
Senior Vice President, Investor Relations	48	1	0
Investor Relations Specialist	47	1	0

EXHIBIT D

Form of Confidentiality, Non-Interference, and Invention Assignment Agreement

[See attached]

Exhibit A

CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my participation in the CorePoint Lodging Inc. Executive Severance Plan (the “Plan”), and in consideration of my continued employment with CorePoint Lodging Inc. (the “Company”) and my receipt of the compensation now and hereafter paid to me under the Plan and/or by the Company, I agree to the terms and conditions of this Confidentiality, Non-Interference, and Invention Assignment Agreement (the “Non-Interference Agreement”):

1.Confidential Information.

(a)Company Group Information.  I acknowledge that, during the course of my employment, I will have access to information about the Company and its direct and indirect subsidiaries (together with the Company, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group.  In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and for the twenty-four (24)-month period thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company, any Confidential Information that I obtain or create.  I further agree not to make copies of such Confidential Information except as authorized by the Company.  I understand that “Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential.  I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property.  Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”); provided, however, that in such event I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Non-Interference Agreement.

(b)Former Employer Information.  I represent that my performance of all of the terms of this Non-Interference Agreement as an employee of the Company Group has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

(c)Permitted Disclosure.  Nothing in this Non-Interference Agreement shall prohibit or impede me from communicating, cooperating or filing a complaint with any Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law.  I understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.  Notwithstanding the foregoing, under no circumstance will I be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of the Company’s General Counsel or other officer designated by the Company.

2.Developments.

(d)Developments Retained and Licensed.  To the extent applicable, I have attached hereto, as Schedule A, a list describing with particularity all developments, original works of authorship, improvements, and trade secrets that were created or owned by me prior to the commencement of my employment (collectively referred to as “Prior Developments”), that belong solely to me or belong to me jointly with another, that relate in any way to any of the proposed businesses, products, or research and development of any member of the Company Group, and that are not assigned to the Company hereunder, or if no such list is attached, I represent that there are no such Prior Developments.  If, during any period during which I perform or performed services for the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, I incorporate (or have incorporated) into a Company Group product or process a Prior Development owned by me or in which I have an interest, I hereby grant the Company, and the Company Group or its designee shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process.  If no Schedule A has been attached hereto, I represent that I have no Prior Developments.

(e)Assignment of Developments.  I agree that I will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which I may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group, (ii) result from or relate to any work performed for any member of the Company Group, or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”).  I further acknowledge that all Developments made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign to the Company, or its designee, all my right, title, and interest throughout the world in and to any such Development.

(f)Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, or any other format.  The records will be available to and remain the sole property of the Company Group at all times.  I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

(g)Intellectual Property Rights.  I agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation.  If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me.  I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

3.Returning Company Group Documents.

I agree that, at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company. I agree further that any property situated on the premises of, and owned by, the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

4.Disclosure of Agreement.

As long as it remains in effect, I will disclose the existence of this Non-Interference Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.

5.Restrictions on Interfering.

(h)Non-Competition.  During the period of my employment with the Company (the “Employment Period”) and the Post-Termination Non-Compete Period, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities within the United States of America or any other jurisdiction in which any member of the Company Group engages in business derives a material portion of its revenues or has demonstrable plans to commence business activities in.

(i)Non-Interference.  During the Employment Period and the Post-Termination Non-Solicitation Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

(j)Non-Disparagement.  I agree that during the Employment Period, and the Post-Termination Non-Disparagement Period, I will not make any disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers, or employees in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from any member of the Company Group.  However, my obligations under this subparagraph (c) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

(k)Definitions.  For purposes of this agreement:

(i)“Business Relation” shall mean any current or prospective client, customer, licensee, supplier, or other business relation of the Company Group, or any such relation that was a client, customer, licensee or other business relation within the prior six (6)-month period, in each case, with whom I transacted business or whose identity became known to me in connection with my relationship with, or employment by, the Company.

(ii)“Competitive Activities” shall mean any business activities related to the owning, operating and/or franchising of select-service hotels primarily serving the midscale and upper-midscale segments, or any other business activity that is materially competitive with the then current or demonstrably planned business activities of the Company Group.

(iii)“Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, (B) hiring any individual who was employed by the Company Group within the six (6)-month period prior to the date of such hiring, or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group.

(iv)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(v)“Post-Termination Non-Compete Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the twelve (12)-month anniversary of such date of termination.

(vi)“Post-Termination Non-Solicitation Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the twenty-four (24)-month anniversary of such date of termination.

(vii)“Post-Termination Non-Disparagement Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the twenty-four (24)-month anniversary of such date of termination.

6.Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company.  In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Non-Interference Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.  I further acknowledge that the restrictions and limitations set forth in this agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

7.Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Non-Interference Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity.  If any of the provisions of this agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Non-Interference Agreement, which shall be given full effect without regard to the invalid portions.  If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

8.Injunctive Relief.

I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Non-Interference Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group.  Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, monetary damages (e.g., disgorgement of profits or recoupment or forfeiture of any payments or benefits provided under the Plan) or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Non-Interference Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.  Notwithstanding any other provision to the contrary, I acknowledge and agree that the Post-Termination Non-Compete Period, Post-Termination Non-Solicitation Period and Post-Termination Non-Disparagement Period, as applicable, shall be tolled during any period of violation of any of the covenants in paragraph 5 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

9.Cooperation.

I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge.  As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this paragraph.  I also agree that, in the event I am subpoenaed by any person or entity (including, but not limited to, any Governmental Entity) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

10.General Provisions.

(l)Governing Law; Waiver of Jury Trial.  The validity, interpretation, construction, and performance of this Non-Interference Agreement shall be governed by the laws of the United States of America and the State of Maryland, without giving effect to the principles of conflict of laws. BY EXECUTION OF THIS NON-INTERFERENCE AGREEMENT, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NON-INTERFERENCE AGREEMENT.

(m)Entire Agreement.  This Non-Interference Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.  No modification or amendment to this Non-Interference Agreement, nor any waiver of any rights under this Non-Interference Agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Non-Interference Agreement.

(n)No Right of Continued Employment.  I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company, and the right of the Company to terminate my employment at any time and for any reason, with or without cause, is specifically reserved.

(o)Successors and Assigns.  This Non-Interference Agreement will be binding upon my heirs,

executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.  I expressly acknowledge and agree that this Non-Interference Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger, or other similar corporate transaction, provided that the license granted pursuant to Section 2(a) may be assigned to any third party by the Company without my consent.

(p)Survival.  The provisions of this Non-Interference Agreement shall survive the termination of my employment with the Company and/or the assignment of this Non-Interference Agreement by the Company to any successor in interest or other assignee.

***

I, John Cantele, have executed this Confidentiality, Non-Interference, and Invention Assignment Agreement on the respective date set forth below:

Date:	July 9, 2018/s/ John Cantele (Signature)

[Signature Page to Confidentiality, Non-Interference, and Invention Assignment Agreement]

SCHEDULE A

LIST OF PRIOR DEVELOPMENTS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED FROM SECTION 2

Title	Date	Identifying Number or Brief Description

_____Additional Sheets Attached

Signature of Executive: ________________________

Print Name of Executive: _______________________

Date: ________________________